PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:               July 30, 2008

Contact:          Bill Sudyk, President/CEO, 704-865-1634
                         Dan Ayscue, EVP Chief Financial Officer, 704-867-5828

AB&T Financial Corporation Announces Second Quarter 2008 Earnings

GASTONIA, NC – AB&T Financial Corporation (OTC Bulletin Board ABTN.OB) reports operating results for the six months and quarter ending June 30, 2008.

Net income for the 3 month ending June 30, 2008 equaled $74,000 or $0.03 per diluted share. Net income decreased 68% compared to second quarter income of $234,000 in 2007. Return on average assets for the period ending, June 30, 2008 was .24% compared to .74% for the same period in 2007. Return on average equity was 1.51% for the period ending June 30, 2008 compared to 4.48% for the same period in 2007.

Net income for the six months ending June 30, 2008 decreased 58% to $186,000 from $440,000 for the same period in 2007. Diluted earnings per share equaled $0.07 for the six month period. Non-performing assets increased $151,000 to $1,612,000 at June 30 from $1,461,000 at December 31, 2007.

Total assets increased 33% to $167,154,000 at June 30, 2008 from $125,358,000 as of June 30, 2007. Total loans increased $31,458,000 or 31% to $133,373,000 at June 30, 2008, compared to $101,915,000 at June 30, 2007. Total deposits increased $17,010,000 or 18% to $113,753,000 at June 30, 2008, as compared to $96,743,000 at June 30, 2007. Capital remained strong at $24,702,000 with a tier 1 leverage ratio of 15.63%.

“We are very pleased to report positive earnings in light of this economic environment,” commented Bill Sudyk, President and CEO of Alliance Bank and Trust Company. “The Bank is extremely fortunate to have such a strong capital position to further stabilize our future endeavors. We look forward to taking a conservative approach for the remainder of this year,” stated Sudyk.

AB&T Financial Corporation is the parent company of Alliance Bank & Trust Company, which operates 4 community oriented branches in Gaston and Cleveland Counties in North Carolina that offer a full array of banking services. Additional information on Alliance Bank & Trust’s locations and the products and services offered are available on the internet.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.